ASSET PURCHASE AGREEMENT


                                   dated as of

                                October 10, 1997


                                     between



                              CVS REVCO D.S., INC.


                                       and


                        FRED'S STORES OF TENNESSEE, INC.

                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   Definitions

SECTION 1.01.  Definitions.....................................................1

                                    ARTICLE 2
                                PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale...............................................4
SECTION 2.02.  Excluded Assets.................................................5
SECTION 2.03.  Assumed Liabilities.............................................6
SECTION 2.04.  Excluded Liabilities............................................7
SECTION 2.05.  Purchase Price; Allocation of Purchase Price....................7
SECTION 2.06.  Inventory.......................................................8
SECTION 2.07.  Prorations.....................................................10
SECTION 2.08.  Closing........................................................11
SECTION 2.09.  Price Adjustment for Failed Landlord Consent...................11

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.01.  Corporate Existence and Power..................................12
SECTION 3.02.  Corporate Authorization........................................12
SECTION 3.03.  Governmental Authorization.....................................12
SECTION 3.04.  Noncontravention...............................................13
SECTION 3.05.  Absence of Certain Changes.....................................13
SECTION 3.06.  Litigation.....................................................14
SECTION 3.07.  Compliance with Laws and Court Orders..........................14
SECTION 3.08.  Properties.....................................................14
SECTION 3.09.  Title to the Purchased Assets..................................15
SECTION 3.10.  Inventories....................................................15
SECTION 3.11.  Finders' Fees..................................................15
SECTION 3.12.  Environmental Compliance.......................................15
SECTION 3.13.  Labor Relations................................................16
SECTION 3.14.  Store Leases...................................................16
SECTION 3.15.  Sales Data.....................................................16
SECTION 3.16.  Prescription Volume Data.......................................16
SECTION 3.17.  Intellectual Property..........................................17

                                                                            PAGE

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.01.  Corporate Existence and Power..................................17
SECTION 4.02.  Corporate Authorization........................................17
SECTION 4.03.  Governmental Authorization.....................................17
SECTION 4.04.  Noncontravention...............................................17
SECTION 4.05.  Financing......................................................18
SECTION 4.06.  Litigation.....................................................18
SECTION 4.07.  Finders' Fees..................................................18

                                    ARTICLE 5

                               COVENANTS OF SELLER

SECTION 5.01.  Conduct of the Business........................................18
SECTION 5.02.  Access to Information..........................................19
SECTION 5.03.  Non-Solicitation of Customers..................................20
SECTION 5.04.  Restriction on CVS Recruiting..................................20
SECTION 5.05.  Conversion of Computer Files...................................20
SECTION 5.06.  Assistance in Transfer of Licenses, Permits and
                      Registrations...........................................21
SECTION 5.07.  List of Vendors................................................21
SECTION 5.08.  Use of NABP Numbers and Assignment of Third-Party
                      Contracts...............................................21
SECTION 5.09.  Christmas Season Merchandise...................................21

                                    ARTICLE 6
                               COVENANTS OF BUYER

SECTION 6.01.  Confidentiality................................................22
SECTION 6.02.  Access ........................................................22

                                    ARTICLE 7
                          COVENANTS OF BUYER AND SELLER

SECTION 7.01.  Best Efforts; Further Assurances...............................23
SECTION 7.02.  Certain Filings................................................23
SECTION 7.03.  Public Announcements...........................................24
SECTION 7.04.  Trademarks; Tradenames.........................................24
SECTION 7.05.  Notices of Certain Events......................................24
SECTION 7.06.  Casualty.......................................................25

                                                                            PAGE

SECTION 7.07.  Additional Post-closing Covenant Relating to Store Leases......25

                                    ARTICLE 8
                                   TAX MATTERS

SECTION 8.01.  Tax Definitions................................................26
SECTION 8.02.  Tax Matters....................................................26
SECTION 8.03.  Tax Cooperation; Allocation of Taxes...........................27

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

SECTION 9.01.  Employee Benefits Definitions..................................28
SECTION 9.02.  Employment and Benefits Representations........................28
SECTION 9.03.  Employees; Employee Benefits...................................29
SECTION 9.04.  No Third Party Beneficiaries...................................30

                                   ARTICLE 10
                      CONDITIONS TO TRANSACTIONS HEREUNDER

SECTION 10.01.  Conditions to Obligations of Buyer and Seller.................30
SECTION 10.02.  Conditions to Obligation of Buyer.............................31
SECTION 10.03.  Conditions to Obligation of Seller............................31

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

SECTION 11.01.  Survival......................................................32
SECTION 11.02.  Indemnification...............................................32
SECTION 11.03.  Procedures....................................................34
SECTION 11.04.  Exclusivity...................................................35

                             ARTICLE 12 TERMINATION

SECTION 12.01.  Grounds for Termination.......................................36
SECTION 12.02.  Effect of Termination.........................................36

                                   ARTICLE 13
                                  Miscellaneous

SECTION 13.01.  Notices.......................................................36
SECTION 13.02.  Amendments and Waivers........................................38
SECTION 13.03.  Expenses......................................................38

                                                                         SECTION

SECTION 13.04.  Successors and Assigns
                       .......................................................38
SECTION 13.05.  Governing Law.................................................38
SECTION 13.06.  Jurisdiction..................................................38
SECTION 13.07.  Counterparts; Third Party Beneficiaries.......................39
SECTION 13.08.  Entire Agreement..............................................39
SECTION 13.09.  Bulk Sales Laws...............................................39
SECTION 13.10.  Captions......................................................39
SECTION 13.11.  CVS Corporation Guaranty......................................39
SECTION 13.12.  Fred's Inc Guaranty...........................................40

                             EXHIBITS AND SCHEDULES


Exhibit A...............................................................Recitals
Exhibit B........................................................Section 2.08(b)
Exhibit C........................................................Section 2.08(c)
Exhibit 10.02(c)................................................Section 10.02(c)
Exhibit 10.03(b)................................................Section 10.03(b)
Schedule 2.01(c).................................................Section 2.01(c)
Schedule 2.06.......................................................Section 2.06
Schedule 3.08(a).................................................Section 3.08(a)
Schedule 3.15..................................... ...Section 3.15, Section 3.16
Schedule 9.02(a).................................................Section 9.02(a)
Schedule 9.02(b).................................................Section 9.02(b)

                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of October 10, 1997 between CVS Revco D.S., Inc., a Delaware corporation ("Seller"), Fred's Stores of Tennessee, Inc., a Tennessee corporation ("Buyer"), as to Section 13.11 only, CVS Corporation, a Delaware corporation ("CVS"), and as to Section 13.12 only, Fred's Inc., a Tennessee corporation ("Fred's").

                              W I T N E S S E T H :

         WHEREAS, Seller owns and operates the Drugs for Less stores (the "Stores") listed on Exhibit A hereto;

         WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) relating to the Stores from Seller and to assume certain related liabilities, and Seller desires to sell such Purchased Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

         The parties hereto agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01.  Definitions.

          (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. Affiliate, when used with respect to Seller, includes (without limitation) CVS, Big B, Inc. and its Subsidiaries. Affiliate, when used with respect to Buyer, includes (without limitation) Fred's.

         "Closing Date" means the date of the Closing.

         "Effective Time" means, for each Store, the commencement of the inventory count on the Inventory Date for such Store.

         "Environmental Laws" means any federal, state, local or foreign law, treaty, regulation, rule, judgment or order relating to the environment or to any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or wastes.

         "Environmental Liabilities" means any and all liabilities relating to the Stores, the Purchased Assets or any activities or operations occurring or conducted at the real property subject to the Store Leases, which arise under Environmental Laws, but only to the extent such liabilities relate to conditions or activities preceding the applicable Effective Time which (A) as of the Effective Time, are required to be remediated under, or represent a noncompliance with, Environmental Laws as in effect at the applicable Effective Time and (B) have been caused, created or conducted by Seller or its Subsidiaries.

         "Environmental Permits" means all permits, licenses, certificates and other similar authorizations of governmental authorities relating to or required by Environmental Laws and relating to the Stores.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset (except such as may exist in favor of the lessor under any Store Lease). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Stores as a whole (other than the Excluded Assets).

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Person"  means  an  individual,   corporation,   partnership,  limited
liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Real Property" means the real property subject to a Store Lease.

          "Store Lease" means any lease or sublease of, or any other interest in, real property occupied by a Store and any guarantee by Seller or its Affiliate of such Store lease or sublease.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the same time directly or indirectly owned by such Person. With respect to Seller, Subsidiaries include (without limitation) Big B, Inc. and its Subsidiaries.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


Term                                                                Section
Accounting Referee                                                    2.05
                                                                      ----
Allocation Statement                                                  2.05
                                                                      ----
Apportioned Obligations                                               8.03
                                                                      ----
Assumed Liabilities                                                   2.03
                                                                      ----
Benefit Arrangements                                                  9.02
                                                                      ----
Benefit Transition Period                                             9.03
Buyer Guaranteed Parties                                             13.11
Buyer Representatives                                                 6.01
                                                                      ----
CVS Guaranty                                                         13.11
Closing                                                               2.08
                                                                      ----
Code                                                                  8.01
                                                                      ----
Conveyance Documents                                                  2.08
                                                                      ----
Damages                                                              11.02
                                                                     -----
Day 30                                                                2.05
                                                                      ----
Employee Plans                                                        9.01
                                                                      ----
ERISA                                                                 9.01
                                                                      ----
ERISA Affiliate                                                       9.01
                                                                      ----
Excluded Assets                                                       2.02
                                                                      ----
Excluded Liabilities                                                  2.04
                                                                      ----
Final Inventory Price                                                 2.06
                                                                      ----
Fixed Assets Purchase Price                                           2.05
                                                                      ----
Fred's Guaranty                                                      13.12
Indemnified Party                                                    11.03
                                                                     -----
Indemnifying Party                                                   11.03
                                                                     -----
Initial Inventory Date                                                2.06
                                                                      ----
Initial Inventory Price                                               2.06
                                                                      ----
Intellectual Property                                                 2.01
                                                                      ----
Inventory Date                                                        2.06
                                                                      ----
Inventory Firm                                                        2.06
                                                                      ----
Inventory Purchase Price                                              2.05
                                                                      ----
Leased Real Property                                                  2.01
                                                                      ----
Multiemployer Plan                                                    9.01
                                                                      ----
Permitted Liens                                                       3.08
                                                                      ----
Petty Cash                                                            2.06
                                                                      ----
Pre-Closing Tax Period                                                8.01
                                                                      ----

Term                                                                Section
Premium                                                               2.05
                                                                      ----
Prorated Charges                                                      2.07
                                                                      ----
Purchased Assets                                                      2.01
                                                                      ----
Purchase Price                                                        2.05
                                                                      ----
1934 Act Reports                                                      3.05
                                                                      ----
Seller Guaranteed Parties                                            13.12
Seller Trademarks and Tradenames                                      7.04
                                                                      ----
Store Employee                                                        9.01
                                                                      ----
Stores                                                            Recitals
Tax                                                                   8.01
                                                                      ----
Taxing Authority                                                      8.01
                                                                      ----
Third-Party Claim                                                     7.07
                                                                      ----
Transfer Taxes                                                        8.03
                                                                      ----


                                    ARTICLE 2
                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in, to and under the following assets and properties of the Stores, as the same shall exist on the Closing Date, including all assets of the Stores acquired by Seller between the date hereof and the Closing Date (the "Purchased Assets"):

          (a) all rights and interests of Seller and its Subsidiaries under the Store Leases (the real property leased pursuant to the Store Leases is referred to collectively as the "Leased Real Property") (and copies of all Store Lease documents, related construction plans and documents, and related real estate files);

          (b) all pharmaceutical and non-pharmaceutical inventories at the Stores (including private label inventory labeled "Drugs For excluding other private label inventory, consignment inventory and pharmaceutical inventory which has an expiration date within 60 days of the Closing
         Date (the  "Inventory")  and Petty Cash  purchased  pursuant to Section
         2.06;

          (c) all fixed assets and other personal property at the Stores and owned by Seller or its Subsidiaries, including fixtures, fittings, furniture, leasehold improvements, computer hardware, office equipment, point-of-sale equipment, sensormatic equipment, communications equipment, store and pharmacy supplies and other tangible property, with respect to which assets Seller has previously delivered to Buyer a schedule of such assets (attached as Schedule 2.01(c)) materially accurate as of the date of such schedule;

          (d) all prescription files owned and used by Seller or its Subsidiaries in connection with the operation of the Stores (but excluding access to Seller's PAL system and excluding the assets in
         Section  2.02(e)  below  except to the extent  provided  for in Section
         5.05);

          (e) all Intellectual Property Rights of Seller or its Subsidiaries in the "Drugs For Less" name, but only to the extent owned by Seller or its Subsidiaries (the "Intellectual Property");

          (f) all goodwill associated with the Stores and/or the Purchased Assets; and

          (g) all records located at the Stores relating to the Purchased Assets, provided that Seller and its Subsidiaries may retain copies of all Store Lease documents and related real estate files and provided further that Buyer will be entitled to copies of relevant third-party prescription contracts.

         SECTION 2.02. Excluded Assets. Buyer expressly understands and agrees that all other assets and properties of Seller and its Affiliates (the "Excluded Assets") shall be excluded from the Purchased Assets, including without limitation the following:

          (a) all of Seller's cash and cash equivalents on hand and in banks, other than Petty Cash;

          (b)   insurance policies;

          (c) refund of Taxes attributable to any Pre-Closing Tax Period and with respect to which Seller is responsible hereunder;

          (d)   all leased equipment located at or used in the Stores;

          (e) all computer software owned or used by Seller or its Affiliates;

          (f) all private label (except goods labeled "Drugs For Less") and consignment inventory, and pharmaceutical inventory which has an expiration date within 60 days of the Closing Date;

          (g)   all trade accounts receivable and other receivables;

          (h) all trademarks, service marks, trade names and patents owned or used in connection with the operation of the Stores other than those specifically referenced in Section 2.01(e);

          (i) any Purchased Assets sold or otherwise disposed of in the ordinary course of Stores and not in violation of any provisions of this Agreement during the period from the date hereof until the applicable Effective Time; and

          (j) all records relating to any Excluded Asset.

         SECTION 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at each applicable Effective Time, to assume and be responsible for the following liabilities (the "Assumed Liabilities"):

          (a) all liabilities arising under or in connection with any Store Lease in respect of any period after the applicable Effective Time;

          (b) all liabilities (including Tax liabilities and liabilities under Environmental Laws) arising out of ownership or operation, or in connection with ownership or operation, of the Stores or the Purchased Assets after the applicable Effective Time; and

          (c) all liabilities treated as Assumed Liabilities under Article 9 hereof.

         SECTION 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or its Affiliates (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates, including without limitation any claim of a Store Employee as a third party beneficiary of any contractual obligation of Seller or any of its Affiliates which contractual obligation is in existence as of or prior to the applicable Effective Time (all such liabilities, claims and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in this Section 2.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (a) any obligation or liability for Taxes relating to or imposed with respect to any Pre-Closing Tax Period; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid in the manner set forth in Section 8.03 hereof;

          (b) any liability treated as an Excluded Liability under Article 9 hereof; and

          (c) any liability or obligation relating to an Excluded Asset.

         SECTION 2.05. Purchase Price; Allocation of Purchase Price. (a) The purchase price (the "Purchase Price") for the Purchased Assets is the sum of (i) an amount equal to the aggregate value of the inventory as determined in accordance with Section 2.06 (the "Inventory Purchase Price"), (ii) the Petty Cash at each Store and (iii) (the "Fixed Assets Purchase Price"), which Seller and Buyer agree represents the net book value of the fixed assets and other tangible property referred to in Section 2.01(c) and (y) $1,350,000 (the "Premium") in respect of the balance of the Purchased Assets.

          (b) The Buyer shall pay the Petty Cash at each Store, the Fixed Assets Purchase Price and 90% of the Initial Inventory Price at Closing pursuant to
Section 2.08(a), and the balance, if any, of the Inventory Purchase Price shall be paid as provided in the last two sentences of Section 2.06(a). Buyer shall pay the Premium to Seller within 30 calendar days after the Closing Date. Each such payment shall be made in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller). If not paid within 30 calendar days after the Closing Date (such thirtieth day, "Day 30"), the Premium shall bear interest from and including the calendar day next succeeding Day 30 to but excluding the date of payment at a rate per annum equal to 2% over the LIBOR Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the day after Day 30 to the date of payment. Such interest shall be payable at the same time as the Premium and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

          (c) As soon as practicable after the Closing Date, Seller shall deliver to Buyer a statement (the "Allocation Statement"), allocating the Purchase Price (plus Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code. Buyer shall have a period of 10 business days after the delivery of the Allocation Statement to present in writing to Seller notice of any reasonable objections Buyer may have to the allocation set forth in the Allocation Statement. Unless Buyer timely objects, the Allocation Statement shall be binding on the parties without further adjustment. If Buyer shall raise any objections within the 10-day period, Buyer and Seller shall negotiate in good faith and use their best effort to resolve such dispute. If the parties fail to resolve the dispute within 7 days after the delivery of Buyer's notice, then the disputed items shall be resolved by a nationally recognized accounting firm (the "Accounting Referee") jointly retained by Seller and Buyer. The Accounting Referee shall resolve the dispute within 30 days of having the disputed item referred to it and the Allocation Statement shall be adjusted accordingly. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

          (d) Seller and Buyer agree to (i) be bound by the Allocation Statement, and (ii) act in accordance with the Allocation Statement, and in the preparation of financial statements and filing of all Tax returns (including, without limitation filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

          (e) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

         SECTION 2.06. Inventory. (a) The Seller and the Buyer will cause an outside firm mutually acceptable to the parties (the "Inventory Firm") to take a physical count of the inventory of each Store. The count of the Inventory shall commence on the later of November 2, 1997 and the third business day after all conditions set forth in Article 10 are satisfied (or capable of being satisfied) or waived or sooner if the parties agree (the "Initial Inventory Date") and shall continue until completed; provided that all inventories shall be completed within seven days after the Initial Inventory Date or as soon thereafter as possible (each date on which an inventory is completed is hereinafter referred to as an "Inventory Date"). The expense of the Inventory Firm shall be shared equally by Buyer and Seller. Copies of the initial inventory reports prepared in connection with the counting of the inventory shall be delivered to the persons identified in Section 13.01 hereof no later than the business day following the completion of each inventory count. Each party shall have no more than two representatives present during the count of each inventory who shall resolve any disputed items concerning the inventory; provided, however, that the parties may have other representatives present who are not involved in the inventory count. On the eighth day following the Initial Inventory Date, the Inventory Firm shall provide Seller and Buyer with a Certificate setting forth their estimate of the amount of the Inventory (the "Initial Inventory Price") as valued based on the initial inventory reports described above, reduced to cost utilizing the methodology described on Schedule 2.06 hereto (reflecting for Buyer's benefit any free goods, rebates, discounts and other cost reductions to the extent such are known and can be verified by Seller). The payment of the part of the Purchase Price pertaining to the Inventory on the Closing Date shall be based upon the Initial Inventory Price. Within five business days after the Closing Date, the Inventory Firm shall submit to the Buyer and the Seller a Certificate setting forth their final valuation of the inventory valued as aforesaid (the "Final Inventory Price"). Buyer and Seller shall then review the Final Inventory Price in order to verify the Inventory Firm's calculations. The final Purchase Price shall then be determined using the Final Inventory Price determined by the Inventory Firm and agreed to by Buyer and Seller in good faith. The Final Inventory Price so determined shall be the Inventory Purchase Price for purposes of Section 2.05. Buyer or Seller (as the case may be) shall, within 10 business days after the Inventory Purchase Price is so determined, pay to the other the appropriate amount necessary to reflect the final Inventory Purchase Price. Such payment shall be made in immediately available funds by wire transfer to a bank account of the payee party designated by the payee by notice to the payor party (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the payee in such amount).

          (b) Operations; Title. Risk of loss to the Purchased Assets will transfer to Buyer in respect of each Store at the Effective Time with respect to such Store. Transfer of title to all of the Purchased Assets will occur on the Closing Date. Buyer shall enjoy possession of the Real Property relating to each Store at the applicable Effective Time. Seller agrees that Buyer may, at least two weeks prior to the Initial Inventory Date, interview Store Employees in order to make hiring decisions so long as a representative of Seller is present at such interviews. Seller agrees that Buyer may install its sales systems equipment in the Stores shortly before each Inventory Date. All sales at a Store after the completion of the inventory with respect to such Store shall be for the account of Buyer. If the transactions contemplated by this Agreement shall not close for any reason by the fourteenth day after the Initial Inventory Date,
(i) the transfers and possession described herein shall be null and void, (ii) Buyer shall account to Seller for sales at the Stores by Buyer after the taking of the inventory but prior to the date on which the transfers are nullified,
(iii) all payments made by Buyer to Seller (including but not limited to the Non-Inventory Purchase Price) shall be returned to Buyer immediately upon the request of Buyer and regardless of whether any party hereto has any claim against the other under this Agreement or otherwise, and (iv) Buyer and Seller will take all reasonable actions necessary to restore the parties to their respective positions in existence prior to the Initial Inventory Date.

          (c) Register Procedures. Immediately prior to the commencement of each inventory at a Store, all cash and working funds in Seller's cash registers at such Store in excess of $2,000 in the aggregate shall be removed and kept by the Seller. All petty cash up to an aggregate of $2,000 at each Store (the "Petty Cash") shall be purchased by Buyer. Such Petty Cash purchased by Buyer shall remain in the registers for sales that occur while the inventory is being taken and thereafter. Buyer's registers shall be read by Buyer and Seller immediately prior to the commencement of the inventory. At the conclusion of each inventory, Buyer's registers shall again be read by Buyer and Seller. The amount of sales during the inventory shall be calculated based on the difference in the register readings between these two times. At the time of the payment of the prorations referred to in Section 2.07 hereof, Buyer shall pay Seller an amount equal to one half of the amount of such sales after conversion to cost using a cost of merchandise sold of 70%.

         SECTION 2.07. Prorations. At the time of the payment of any amount required to reflect the final Inventory Purchase Price pursuant to Section 2.06 or as soon thereafter as practicable, all rent (including without limitation percentage rent), common area charges, utility charges, and other obligations under the Store Leases shall be prorated as of the applicable Inventory Date (collectively the "Prorated Charges"). Whenever possible, such prorations shall be based on actual, current payments by Seller or its Subsidiaries and to the extent such actual amounts are not available, such prorations shall be estimated as of the applicable Inventory Date based on actual amounts for the most recent comparable billing period. When the actual amounts become known, such prorations shall be recalculated by Buyer and Seller, and Buyer or Seller promptly (but not later than 10 business days after notice of payment due) shall make any additional payment or refund, as the case may be, so that the correct prorated amount is paid by each of Buyer and Seller. The foregoing shall include an estimate of a pro rata amount of percentage rent payable under a Store Lease based upon the prior year's sales with an appropriate adjustment to be made not later than the date that Buyer is obligated to pay such percentage rent. Seller's actual prorated share shall be determined by multiplying (A) a fraction, the numerator of which is the amount of Seller's or its Subsidiaries' gross annual sales at such Store from the first day of such lease year to (but not including) the applicable Inventory Date, and the denominator of which is the sum of Buyer's and Seller's or its Subsidiaries' gross annual sales at such Store for the entire lease year, times (B) the amount of percentage rent actually due under the Store Lease for such Store. Seller, upon the request of Buyer, shall promptly provide Buyer such information as Buyer shall be required to submit to landlords under the Store Leases in connection with the payment of percentage rent with respect to the Store.

         SECTION 2.08. Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Waring Cox, PLC, 50 North Front St., Suite 1300, Memphis, Tennessee, as soon as possible, but in no event later than the business day after completion of the inventory taking pursuant to
Section 2.06, or at such other time or place as Buyer and Seller may agree. The purchase and sale of the Purchased Assets and each Store shall be deemed effective for all purposes as of the applicable Effective Time. At the Closing:

          (a) Buyer shall deliver to Seller the sum of the Petty Cash for each Store, plus the Fixed Assets Purchase Price plus 90% of the Initial Inventory Price, in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, which notice shall be dispatched by Seller for receipt by Buyer not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

          (b) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

          (c) Buyer and the  Seller  shall  execute  and  deliver  to each other instruments of assignment and assumption, in form and content reasonably acceptable to counsel for Buyer and Seller, pursuant to which Seller or its Subsidiaries, as the case may be, shall assign the Store Leases and the Buyer shall assume all obligations thereunder in respect of any periods after the applicable Effective Time (which shall be substantially in the form of Exhibit C hereto except that if the landlord refuses to execute such a document or if no landlord consent is required, Exhibit C shall be modified to delete the provisions pertaining to the landlord's obligations or consent).

         SECTION 2.09. Price Adjustment for Failed Landlord Consent. If any landlord consent required in connection with the assignment of any Store Lease to Buyer hereunder is not obtained and Buyer elects to waive Section 10.02(b) and proceed with the transactions contemplated hereby, then Buyer may reject such Store Lease, in which case (i) the assets of the applicable Store will not be included in the Purchased Assets, and (ii) the Purchase Price will be reduced for such Store by the sum of (x) the Premium divided by 17 (i.e. $79,411.76) and
(y) the net book  value  of the  fixed  assets  of such  Store  as set  forth in
Schedule 2.01(c) hereto.





                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of Closing Date that:

         SECTION 3.01. Corporate Existence and Power. CVS and its Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdictions of incorporation and have all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on their business as now conducted. CVS and its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by each of CVS and Seller of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of CVS and Seller and have been duly authorized by all necessary corporate action on the part of CVS and Seller. This Agreement constitutes a valid and binding agreement of each of CVS and Seller enforceable against each of CVS and Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by CVS and Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act and any such action or filing as to which the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.04. Noncontravention. The execution, delivery and performance by CVS and Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of CVS or its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all consents required under the Store Leases as a result of the transactions contemplated hereby, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right of Buyer or to a loss of any benefit relating to the Stores or the Purchased Assets under any provision of any agreement or other instrument by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens and except such as, in the case of
(iii) and (iv), would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.05. Absence of Certain Changes. Since June 30, 1997, except as disclosed in any report or public filing filed by Seller under the 1934 Act prior to the date hereof (the "1934 Act Reports"), the business of the Stores has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect, except such as may affect the economy or chain drug store industry generally;

          (b) any  creation  or other  incurrence  of any  Lien on any  material
         Purchased   Asset  other  than  in  the  ordinary  course  of  business consistent with past practices or Permitted Liens;

          (c) any sale or transfer, or any agreement to sell or transfer, any material Purchased Asset to any Person, except in the ordinary course of business;

          (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Stores or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

          (e) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Stores, which employees were not subject to a collective bargaining agreement at June 30, 1997 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Stores.

         SECTION 3.06. Litigation. Except as disclosed in the 1934 Act Reports, there is no action, suit, investigation or proceeding pending against, or to the best knowledge of Seller, threatened against, Seller or its Subsidiaries, the Stores or any Purchased Asset before any court or arbitrator or any governmental body, agency or official (a) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 3.07. Compliance with Laws and Court Orders. Seller and its Subsidiaries are not in violation of, have not since June 30, 1997 violated, and to the knowledge of Seller are not under investigation with respect to any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Stores, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.08. Properties. (a) None of the Stores is operated on real property that is owned by Seller or its Affiliates, and no owned real property is included in the Purchased Assets. Schedule 3.08(a) correctly describes, in the case of each Store Lease, the name of the lessor or sublessor, the lease term and basic annual rent, and the full address thereof (street number, city/town, county and state).

          (b) Seller or its Affiliate has good and marketable title to, or, in the case of Store Leases or leased personal property, has valid leasehold interests in, all the

Purchased Assets (whether real, personal, tangible or intangible). No Purchased Asset is subject to any Lien, except:

          (i)   Liens for taxes not yet due or being contested in good faith; or

         (ii) Liens (other than liens of lenders) which do not materially detract from the value of such Purchased Asset or materially interfere with any present use of such Purchased Asset (clauses 3.08(b)(i) and 3.08(b)(ii) are, collectively, the "Permitted Liens").

          (c) To the knowledge of Seller, the real property subject to Store Leases, and its continued use, occupancy and operation as currently used, occupied and operated, do not constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

          (d) To the knowledge of Seller, the real property subject to Store Leases is in good working order, except for ordinary wear and tear, and to the knowledge of Seller, there are no items of deferred maintenance.

         SECTION 3.09. Title to the Purchased Assets. Upon consummation of the transactions contemplated hereby and subject to the receipt of landlord consents under the Store Leases, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

         SECTION 3.10. Inventories. All inventories included in the Purchased Assets are owned free and clear of all Liens. All of the inventories of the Stores at the applicable Effective Time will consist of, items of a quality usable or saleable in the normal course of the business of the Stores consistent with past practices.

         SECTION 3.11. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         SECTION 3.12. Environmental Compliance. (a) Except as would not reasonably be expected to have a Material Adverse Effect:

          (i) in connection with or relating to the Stores, Purchased Assets, or real property subject to Store Leases, no notice, notification, demand, request for information, citation, summons or order has been received by Seller, no penalty has been assessed against Seller or its Affiliates and no investigation, action, claim, proceeding or review is pending, or threatened by any governmental entity or other Person against Seller or its Affiliates with respect to matters arising out of or relating to any Environmental Law;

         (ii) Seller and its Affiliates have not created any condition on any real property subject to a Store Lease or on any Purchased Asset that requires remediation under any Environmental Law; and

        (iii) in connection with the Stores, Purchased Assets and real property subject to Store Leases, the Seller and its Affiliates are in compliance with all Environmental Laws and have and are in compliance with all Environmental Permits.

          (b) None of the Purchased Assets or the real property subject to Store Leases is located in New Jersey or Connecticut.

         SECTION 3.13. Labor Relations. To the best of Seller's knowledge, since June 30, 1997, no Store has been or is a party to any collective bargaining agreement. To the best of Seller's knowledge, since June 30, 1997, there has not been and there is not presently pending, existing or threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process by Store employees, (b) any proceeding against or affecting any Store relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or (c) any application for certification of a collective bargaining agent. To the best of Seller's knowledge, no event has occurred or circumstance exists that could reasonably provide the basis for any work stoppage or other labor dispute and there is no lockout of any employees by any Store, and no such action is contemplated by any Store.

         SECTION 3.14. Store Leases. (a) Seller has delivered to Buyer copies of all of the Store Leases and amendments, if any, which copies are true and complete in all material respects. Each of the Store Leases is a valid and subsisting lease enforceable against the parties thereto in accordance with its terms. As of the date hereof, to the Seller's knowledge, no default of any landlord under any of such Store Lease after applicable grace periods, if any, exists. Seller has not received as of the date hereof any written notices alleging a default by Seller or its Affiliates under the Store Leases and, to Seller's knowledge, there are no defaults by Seller or its Affiliates under any of the Store Leases that would entitle the landlord thereunder to terminate same. Seller or its Affiliate is the lessee acknowledged by lessor under the Store Leases. Notwithstanding the foregoing, Seller makes no representation or warranty as to whether any default would occur or whether any landlord consent is needed under any Store Lease as a result of the transactions contemplated by this Agreement.

          (b) There are no leasing commissions that are payable (whether or not yet due) by the Seller in connection with any Store Leases.

         SECTION 3.15. Sales Data. The sales revenue data of the Stores attached hereto as Schedule 3.15, to the extent that they cover the period from May 29, 1997 to September 13, 1997, to the best of Seller's knowledge, have been derived from Seller's accounting systems and records without alteration and are materially accurate.

         SECTION 3.16. Prescription Volume Data. The prescription volume data previously provided to Buyer from Seller and attached hereto as Schedule 3.15, to the extent that they cover the period from May 29, 1997 to August 23, 1997, to the best of Seller's knowledge, have been derived from Seller's systems and records without alteration and are materially accurate.

         SECTION 3.17. Intellectual Property. To the best knowledge of Frank Hall and William Prentice, there are no claims pending against Seller or its Affiliates as of the date hereof alleging that the use of the Intellectual Property by Seller or its Affiliate infringes the rights of any third party.



                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of Closing Date that:

         SECTION 4.01. Corporate Existence and Power. Each of Fred's and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Tennessee and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by each of Fred's and Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of each of Fred's and Buyer and have been duly authorized by all necessary corporate action on the part of Fred's and Buyer. This Agreement constitutes a valid and binding agreement of each of Fred's and Buyer enforceable against each of Fred's and Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by each of Fred's and Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

         SECTION 4.04. Noncontravention. The execution, delivery and performance by each of Fred's and Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of either Fred's or Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

         SECTION 4.05. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

         SECTION 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 4.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.



                                    ARTICLE 5
                               COVENANTS OF SELLER

         Seller agrees that:

         SECTION 5.01. Conduct of the Business. From the date hereof until the applicable Effective Time, Seller shall conduct the business of the Stores in the ordinary course consistent with past practice (including, without limitation, maintaining inventory of a quantity (including seasonal variations), quality and mix consistent with past practice; maintaining employment of pharmacists and store managers at levels consistent with CVS' past practice; and maintaining the real property subject to Store Leases in a physical condition consistent with CVS' past practice subject to ordinary wear and tear). Without limiting the generality of the foregoing, from the date hereof until the applicable Effective Time, Seller will not (and will cause its Affiliates not to):

          (a) with respect to the Stores acquire a material amount of assets from any other Person;

          (b) sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

          (c) transfer management level employees or pharmacists of the Stores to other stores operated by Seller or gratuitously dismiss employees of the Stores;

          (d)   cancel any third-party prescription contracts of the Stores;

          (e)   agree or commit to do any of the foregoing; or

          (f) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at the applicable Effective Time.

         SECTION 5.02. Access to Information. (a) From the date hereof until the applicable Effective Time, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal working hours to Store Lease documents relating to the Stores and records (including insurance policies and records) relating to the Purchased Assets,
(ii) furnish to Buyer, its counsel, auditors and other authorized representatives such information relating to the Stores and records relating to the Purchased Assets (including insurance policies and records) as such Persons may reasonably request and (iii) instruct their employees, counsel and accountants to cooperate with Buyer in its investigation of the Stores and the Purchased Assets. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. Notwithstanding the foregoing, Buyer shall not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information, the disclosure of which, in Seller's good faith judgment, would be illegal or could subject Seller to risk of material liability.

         (b) On and after the applicable Inventory Date, Seller will afford Buyer and its agents upon reasonable notice reasonable access to its books and records, information, employees and auditors to the extent necessary for Buyer in connection with any reasonable business purpose relating to the Stores or the Purchased Assets; provided that any such access by Buyer referred to in this
Section 5.02 shall not unreasonably interfere with the conduct of the business of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with the foregoing.

          (c) Notwithstanding anything to the contrary elsewhere in this Agreement, Seller has not provided to Buyer and will not be required to provide any information on profits, losses or margins relating to the Stores.

          (d) Notwithstanding anything to the contrary elsewhere in this Agreement, access to all Tax information shall be governed by Section 8.03.

         SECTION 5.03. Non-Solicitation of Customers. Seller and its Affiliates will not use the information contained in the materials specified in Section 2.01(d), including any data provided pursuant to the covenant in Section 5.05 below, in the business of Seller or its Affiliates to solicit customers or business of the Stores, nor shall Seller or its Affiliates or employees sell or transfer such data to any other Person or entity. Nothing in the immediately preceding sentence will prohibit Seller or its Affiliates from placing general advertisements directed towards the general public that do not refer to the Stores or Drugs for Less customers.

         SECTION 5.04. Restriction on CVS Recruiting. Seller and its Affiliates will not recruit or hire employees of any of the Stores for a period of two years following the Closing Date; provided, however, that nothing shall prevent Seller or its Subsidiaries from recruiting or hiring those employees that (i) Buyer does not hire within 5 days after the applicable Inventory Date, (ii) Buyer terminates at any time after the applicable Inventory Date or (iii) voluntarily terminate or do not accept employment with Buyer without having been solicited by Seller, provided that Seller and its Affiliates may not during such two year period recruit or hire pursuant to this clause (iii) any pharmacist or store manager who was an employee of a Store at any time during the period from the date hereof until the applicable Effective Time and who is seeking a position in a geographic area within 50 miles of any Store unless, for purposes of the proviso to this clause (iii), (x) the reason for such voluntary termination or non-acceptance is that a member of such pharmacist's or store manager's household desires to transfer employment or relocate for personal or medical reasons and Buyer consents store manager by Seller or its Affiliate for that reason (such consent not to be unreasonably withheld) or (y) a court of competent jurisdiction determines that the restriction in the proviso to this clause (iii) is illegal, unenforceable or against public policy.

         SECTION 5.05. Conversion of Computer Files. In order to assist in and facilitate the conversion of Seller's computer database of the prescription files referred to in Section 2.01(d) to Buyer's database file format, at least three weeks prior to the Initial Inventory Date, Seller shall provide 24 months of the relevant convertible prescription data on a flat file together with a hard copy indexed by Store. In the event Buyer does not complete the conversion of the prescription data to its database format by the Closing Date, Seller will give Buyer access to its PAL system for a reasonable period subject to measures that preserve the security of Seller's systems and databases. Buyer shall use its best efforts to complete the conversion of the prescription data as soon as practicable after the Closing Date. Seller will ensure that the aforementioned data provided to Buyer will include the following: UPC codes, retail prices, item descriptions (if available) and department and merchandise types (if available). Such data will be provided in the format technically referred to as ASCII.

         SECTION 5.06. Assistance in Transfer of Licenses, Permits and Registrations. Seller will provide reasonable assistance to Buyer in the transfer of any transferable licenses and permits used in connection with the operation of the Stores. Seller will also provide reasonable assistance to Buyer in the assignment of any registrations of the Intellectual Property to the extent such registrations are valid and in effect and owned and held alone by Seller or its Subsidiaries. It is understood that (i) Buyer is responsible for any expenses associated with any of the foregoing transfers or assignments and
(ii) completion of such transfers or such assignments is not a condition to Closing hereunder.

         SECTION 5.07. List of Vendors. Seller will compile, and provide to Buyer on or prior to the Initial Inventory Date, a list of vendors to the Stores, to the extent such vendors are known to Seller.

         SECTION 5.08. Use of NABP Numbers and Assignment of Third-Party Contracts. (a) Seller will permit Buyer to use current Drugs For Less NABP numbers until such time that Buyer obtains its own NABP numbers, provided, however, that Buyer will use its best efforts to obtain its own NABP numbers as soon as practicable after the Closing Date.

         (b) Seller will assign third-party contracts that are currently being honored at the Stores to the extent that such contracts are assignable. It is understood that Seller is restricted from contracting with these third-parties in the same markets in which the Stores operate and that the assignment of these third-party contracts is not a condition to Closing.

         SECTION 5.09. Christmas Season Merchandise. For the upcoming 1997 Christmas season, Seller or its Affiliate will sell to Buyer, at Orient cost, Christmas season merchandise sufficient to stock the Stores at Christmas season levels.



                                    ARTICLE 6
                               COVENANTS OF BUYER

         Buyer agrees that:

     SECTION 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (the "Buyer Representatives") to, (a) hold in confidence and not disclose, unless compelled to disclose by judicial or administrative process or by other requirements of law, (i) all documents and information concerning the Stores or Seller or its Affiliates furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement or (ii) the existence, subject matter or provisions of this Agreement or the background circumstances to or status of the transactions contemplated hereby, and (b) not use any such documents or information other than, prior to the Closing, in connection with preparing for implementing the transactions contemplated hereby, except in the case of (a) and (b) to the extent that such information can be shown to have been (x) previously known on a nonconfidential basis by Buyer, (y) in the public domain through no fault of Buyer or (z) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to the Buyer Representatives who have a need to know such information in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer shall be responsible for the breach by any Buyer Representative of the provisions of this Section 6.01. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will cause the Buyer Representatives to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or its Affiliates or representatives in connection with this Agreement that are subject to such confidence.

         SECTION 6.02. Access. On and after the applicable Effective Time, Buyer will afford promptly to Seller and its agents upon reasonable notice reasonable access to its properties, books, records, employees and auditors during normal business hours to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the applicable Effective Time; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the Stores or the Purchased Assets provided to it pursuant to this Section.

                                    ARTICLE 7
                          COVENANTS OF BUYER AND SELLER

         Buyer and Seller agree that:

         SECTION 7.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will cooperate upon each Inventory Date and will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

          (b) Seller hereby constitutes and appoints, effective as of the applicable Effective Time, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         SECTION 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to take any such actions. The applicable filing fees under the HSR Act in connection with the transactions contemplated hereby shall be borne equally by Buyer and Seller.

         SECTION 7.03. Public Announcements. Neither party shall, except as may be required by applicable law or any listing agreement with any national securities exchange, issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

     SECTION 7.04. Trademarks; Tradenames. Except with respect to the name "Drugs for Less" as contemplated by Section 2.01(e), after the Initial Inventory Date Buyer and its Affiliates shall not use any marks, names or other intellectual property or proprietary right owned or held for use by Seller or its Affiliates, including without limitation the marks and names "CVS", "Revco" and "Big B" (collectively or individually as the context requires, the "Seller Trademarks and Tradenames"). Buyer agrees to use reasonable efforts to cease using the Seller Trademarks and Tradenames on buildings and other fixed assets as soon as possible, but in any event not later than 30 days after the Initial Inventory Date.

     SECTION 7.05. Notices of Certain Events. Seller and Buyer shall promptly notify each other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c)  any  actions,   suits,  claims,   investigations  or  proceedings
         commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller, Buyer, the Stores, the Store Leases or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
         Section 3.06 or 4.06 as applicable or that relate to the consummation of the transactions contemplated by this Agreement; and

          (d) the damage or destruction by fire or other casualty of any material Purchased Asset or in the event that any material Purchased Asset becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

         SECTION 7.06. Casualty. If any Store after the Initial Inventory Date and prior to the applicable Inventory Date suffers fire or other casualty damage to such an extent that Buyer is incapable of operating such Store in the ordinary course of its business, (i) the Store Lease of such Store shall not be assigned to Buyer, (ii) the assets of such Store shall not be included in the Purchased Assets, (iii) the transfer of such Store or the related assets shall not constitute a condition to consummating the transactions contemplated hereby and (iv) Buyer shall be entitled to a reduction in the Purchase Price allocated with respect to the so damaged or destroyed Store in question in an amount equal to the Premium divided by 17 (i.e. $79,411.76).

     SECTION 7.07. Additional Post-closing Covenant Relating to Store Leases. Buyer and Seller understand that certain Store Leases contain certain provisions relating to use restrictions. Buyer and Seller acknowledge that no third-party consents relating to any such use restrictions will be sought prior to or in connection with the Closing. Buyer and Seller hereby covenant and agree that if, within two years after the Closing Date, a claim is made by any third-party asserting any breach or violation of a use restriction (a "Third Party Claim") under a Store Lease relating to or arising from the operation of the applicable Store by Buyer in the ordinary course of Buyer's business consistent with past practice, then Buyer and Seller shall take the following actions:

                  (a) Buyer and Seller shall use their reasonable best efforts to resolve such Third Party Claim;

                  (b)  Such   reasonable   best  efforts  shall  include  paying
reasonable amounts of money to resolve such Third Party Claim, and any such payments shall be borne 70% by Seller and 30% by Buyer; and

                  (c) In the event such Third Party Claim cannot be resolved through (a) and (b) above within a reasonable time after the claim arises, then Buyer shall have the right to reject the relevant Store Lease and Seller, immediately upon (A) the request of Buyer and (B) the vacation of occupancy of the applicable Store and the restoration to Seller of the related Purchased Assets, shall (1) pay Buyer for such rejected Store Lease an amount equal to the sum of (x) the Premium divided by 17 (i.e. $79,411.76) and (y) the then net book value of the fixed assets of such Store determined by the parties in good faith in a manner consistent with that reflected in Schedule 2.01(c); and (2) shall repurchase from Buyer the Inventory of such Store (of the types included in the Purchased Assets at the applicable Effective Time) following a physical count thereof in a manner consistent with Section 2.06 and valued as provided in
Schedule 2.06. Notwithstanding the foregoing, in such case Seller agrees to repurchase only those fixed assets not in excess of those included in the Purchased Assets at the applicable Effective Time.



                                    ARTICLE 8
                                   TAX MATTERS

     SECTION 8.01. Tax Definitions. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Pre-Closing Tax Period" means (i) any Tax period ending on or before the applicable Inventory Date with respect to each Store and its Purchased Assets and (ii) with respect to a Tax period that commences before but ends after the applicable

Inventory Date, the portion of such period up to and including the applicable Inventory Date.

         "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by the Seller, payroll, employment, excise, severance, stamp, alcohol, tobacco, occupation, premium, property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

     SECTION 8.02. Tax Matters. Seller hereby represents and warrants to Buyer as of the Closing Date that:

          (a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset (other than a Permitted Lien), would otherwise result in a Material Adverse Effect on the Stores, the Store Leases or the Purchased Assets after the Closing Date or would result in Buyer becoming liable or responsible therefor. Seller agrees that all Taxes and all interest and penalties thereon for the Pre-Closing Tax Period, if not paid, shall be paid by Seller.

          (b) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Stores and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset (other than a Permitted Lien), would result in a Material Adverse Effect on the Stores, the Store Leases or the
         Purchased Assets after the Closing Date or would result in Buyer becoming liable therefor.

         SECTION 8.03. Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Stores and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall cooperate with each other, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Stores.

          (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the applicable Inventory Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer, with Seller bearing a portion of such taxes based on the number of days in the tax period on and prior to the applicable Inventory Date and Buyer bearing a portion of such taxes based on the number of days in the tax period after the applicable Inventory Date. All determinations necessary to give effect to the foregoing apportionment shall be made in a manner consistent with the method historically applied by Revco for financial accounting to Buyer in writing.

          (c) Subject to Section 13.09, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

          (d) Taxes described in Sections 8.03(b) and (c) shall be timely paid as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Sections 8.03(b) and
(c). The paying party shall promptly notify the non-paying party of the payment of such tax by presenting a statement to the non-paying party setting forth the amount of reimbursement to which it is entitled under Sections 8.03(b) or (c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the non-paying party to the paying party within 10 days after delivery of such statement. Any payment not made within such time shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

     SECTION 9.01. Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

     "Employee  Plans"  means the plans  referred  to in the first  sentence  of
Section 9.02.
         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "Store Employee" means any employee of Seller whose employment relates principally to one or more of the Stores.

         SECTION 9.02. Employment and Benefits Representations. Seller hereby represents and warrants to Buyer that:

          (a) Schedule 9.02(a) lists each material "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its Affiliates (as defined below) and (iii) covers any Store Employee (hereinafter referred to collectively as the "Employee Plans"). Seller has provided Buyer with, or has caused to be provided to Buyer, a list of Store Employees (including age, salary, service and related data) as of the most recent practicable date. The description of the Employee Plans furnished by Seller to Buyer is, to Seller's knowledge, materially accurate.

          (b) Schedule 9.02(b) includes a list of each material employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its Affiliates and (iii) covers any Store Employee. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to Buyer are hereinafter referred to collectively as the "Benefit Arrangements."

         SECTION 9.03. Employees; Employee Benefits. (a) Effective as of the applicable Inventory Date, the employment of the Store Employees with Seller at the Stores being inventoried shall be terminated. The Store Employees shall cease as of the applicable Inventory Date to participate in the Employee Benefit Plans and Benefit Arrangements, and the entitlement of such Employees and their beneficiaries to benefits under such Plans and Arrangements shall be determined in accordance with the terms of such Plans and Arrangements. Except as provided in Section 9.03(b) below, the following shall be Excluded Liabilities:

          (i) All liabilities arising under the Employee Benefit Plans and Benefit Arrangements; and

         (ii) All liabilities arising in connection with the transactions described herein under the Worker Adjustment and Retraining Notification Act with respect to any Store Employees who do not become employees of Buyer or its Affiliate on or immediately after the applicable Inventory Date.

On and after the applicable Inventory Date (and subject to the last sentence of this paragraph), those Store Employees who are employed by Buyer or its Affiliate shall be covered under such compensation and benefit plans and arrangements as shall be established or maintained by Buyer or such Affiliate in its discretion. All liabilities arising under such plans and arrangements shall be Assumed Liabilities. Those Store Employees who are employed after the applicable Inventory Date by Buyer or its Affiliate shall be granted credit for service with Seller for all purposes, other than accrual of retirement benefits, under the compensation and benefit plans and arrangements maintained by Buyer or such Affiliate for its employees, provided that vacation credited shall not result in a benefit accrual in excess of that otherwise applicable under the relevant plan or arrangement of Buyer and its Affiliates. To the extent Buyer or its Affiliate maintains medical, dental, life or disability benefit plans for its employees, such plans shall waive any pre-existing conditions and exclusions in respect of Store Employees (except those relating to length of service after giving credit for length of service with Seller, and except for persons drawing long-term disability benefits at the applicable Effective Time). For purposes of the foregoing Section 9.03(a), "applicable Inventory Date" means the end of the Benefit Transition Period (as defined in Section 9.03(b)) where the provisions of Section 9.03(b) are applicable.

          (b) From the applicable Effective Time until December 31, 1997 (the "Benefit Transition Period"), Store Employees who are hired by Buyer as of or after the applicable Effective Time and who are eligible for cover and are covered dental plans of Seller or its Affiliate as in effect immediately prior to the applicable Effective Time will continue during the Benefit Transition Period to have such coverage under the applicable medical or dental plan of Seller or its Affiliate, and

Seller or its Affiliate will provide claims administration services in connection therewith consistent with its past practice. Buyer will the full premium for all such Store Employees for such medical and dental coverage within 30 days after the end of the Benefit Transition Period, provided that the employer portion of such premium payable by Buyer shall not exceed $50,000 in the aggregate. Those employees not so covered under the applicable medical or dental plan of Seller or its Affiliate and who become eligible during the Benefit Transition Period for enrollment in Buyer's applicable plan will be enrolled in Buyer's applicable plan.

         SECTION 9.04. No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Stores or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.



                                   ARTICLE 10
                      CONDITIONS TO TRANSACTIONS HEREUNDER

         SECTION 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

          (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated hereby.

     SECTION 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer
to  consummate  the   transactions   contemplated   hereby  is  subject  to  the
satisfaction of the following further conditions:

           (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Initial Inventory Date (it being understood that this provision will not limit Seller's obligation to perform under Section 5.01 until the applicable Effective Time),

         (ii) the representations and warranties of Seller Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Initial Inventory Date, as if made at and as of such date (it being understood that this condition will be deemed satisfied with respect to any existing action, suit, investigation or proceeding referred to in Section 3.06(b) so long as such action, suit, investigation or proceeding has no reasonable likelihood of success on the merits) and (iii) Buyer shall have received a certificate signed by an appropriate officer of Seller to the foregoing effect.

           (b) As of the Initial Inventory Date, there shall be no Store as to which any landlord consent required for the assignment of such Store Lease in connection with the transactions contemplated hereby has not been obtained.

           (c) Buyer shall have received the legal opinion of Davis Polk & Wardwell, special counsel to Seller, substantially in the form of
         Exhibit 10.02(c) hereto.

           (d) Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

     SECTION 10.03. Conditions to Obligation of Seller. The obligation of Seller
to  consummate  the   transactions   contemplated   hereby  is  subject  to  the
satisfaction of the following further conditions:

           (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Initial Inventory Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Initial Inventory Date, as if made at and as of such date (it being understood that this condition will be deemed satisfied with respect to any existing action, suit, investigation or proceeding referred to in Section 4.06 so long as such action, suit, investigation or proceeding has no reasonable likelihood of success on the merits) and (iii) Seller shall have received a certificate signed by an appropriate officer of Buyer to the foregoing effect.

           (b) Seller shall have received the legal opinion of Waring Cox, PLC, special counsel to Buyer, substantially in the form of Exhibit 10.03(b) hereto.

           (c) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.



                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

         SECTION 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing until three years after the Closing Date; provided that (x) the representations and warranties contained in Articles 8 or 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later and (y) the representations and warranties of Seller in Section 3.12 shall survive the Closing until the tenth anniversary of the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         SECTION 11.02. Indemnification. (a) Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or any of its Affiliates arising out of:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement;

         (ii)   Environmental Liabilities;

        (iii)   Permitted Liens; or

         (iv) any Excluded Liability (including any liability for a prescription misfill prior to the applicable Effective Time), other than any liability (including liabilities arising under Environmental Laws) arising from any matter dealt with in Section 11.02(a)(i), 11.02(a)(ii) or 11.02(a)(iii);

provided that (A) Seller shall not be liable under Section 11.02(a)(i) or 11.02(a)(iii) unless the aggregate amount of Damages with respect to all matters referred to in Section 11.02(a)(i) and 11.02(a)(iii) exceeds $10,000 and then only to the extent of such excess and (B) Seller's maximum aggregate liability under Section 11.02(a)(i) and 11.02(a)(iii) shall not exceed the Purchase Price; provided further that, in addition to the limitations of Section 11.01, Seller shall not be liable in respect of any claim for indemnity under Section 11.02(a)(i) (as to any breach of covenant or agreement hereunder), 11.02(a)(ii) or 11.02(a)(iii) unless notice of such claim has been given to Seller (x) prior to the third anniversary of the Closing Date in the case of a claim under Section 11.02(a)(i) or 11.02(a)(iii) and (y) prior to the tenth anniversary of the Closing Date in the case of a claim under Section 11.02(a)(ii).

          (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, or

          (ii) any liability of Seller or any of its Affiliates arising out of, or with respect to or in connection with any Assumed Liability (including those relating to any Store Lease), other than any liability arising from any matter dealt with in Section 11.02(b)(i);

 provided that (A) Buyer shall not be liable under Section 11.02(b)(i) unless the aggregate amount of Damages with respect to all matters referred to in
Section 11.02(b)(i) exceeds $10,000 and then only to the extent of such excess and (B) Buyer's maximum aggregate liability under Section 11.02(b)(i) shall not exceed the Purchase Price; provided further that, in addition to the limitations of Section 11.01, Buyer shall not be liable in respect of any claim for indemnity under Section 11.02(b)(i) (as to any breach of covenant or agreement hereunder) unless notice of such claim has been given to Buyer prior to the third anniversary of the Closing Date.

          (c) No party shall be liable under this Article 11 for any incidental or consequential damages arising from any breach of this Agreement or any claim in connection with the transactions contemplated hereby.

          (d) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities that are indemnifiable herein.

          (e) Notwithstanding anything else contained in this Agreement (including Section 3.10) but subject to the next sentence, Seller shall have no liability for or in respect of any product liability claim, arising after the applicable Effective Time, relating to or in connection with any inventory included in the Purchased Assets. Notwithstanding the foregoing, in the event that, after the Closing Date, Buyer or its Affiliates incur or suffer any product liabilities relating to or arising from the private label goods marked "Drugs For Less"referred to in Section 2.01(b) and included in the Inventory sold hereunder, Seller shall, at Buyer's request, use reasonable best efforts to pursue applicable manufacturer's warranty claims in respect of such liabilities to the extent Seller or its Affiliates are covered under such warranties in respect of such liabilities, and Seller agrees to pay to Buyer any net amount Seller recovers under such applicable manufacturer warranties in respect of such liabilities of Buyer or its Affiliates.

          (f) The amount of any indemnity claim hereunder shall take into account any insurance proceeds or other monetary compensation recovered or tax benefit received by the indemnified party in connection with such indemnity claim.

         SECTION 11.03. Procedures.  (a) The party seeking indemnification under
Section 11.02 (the "Indemnified Party") shall promptly give to the party against whom indemnity is sought (the "Indemnifying Party") written notice of any matter which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided that any failure to give prompt notice shall not relieve the Indemnifying Party from its indemnification obligations, except to the extent that it is damaged by such failure to give prompt notice. If a claim by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Agreement, the Indemnified Party shall promptly (and in any case within 30 days of such claim being formally made) give the Indemnifying Party written notice of such claim. The Indemnifying Party shall have the right to assume and control the defense of such claims at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled, at its option and expense, to participate in the defense of such claim through counsel of its choice reasonably acceptable to the Indemnifying Party. If the Indemnifying Party exercises its right to undertake the defense against any such claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its written consent of any claim, litigation or proceeding in respect of which indemnity may be sought. The Indemnifying Party may settle or compromise any claim for money damages in respect of which indemnity may be sought by the Indemnified Party hereunder so long as such settlement or compromise includes an unconditional release of the Indemnified Party from such claim.

          (b) The Indemnifying Party shall be subrogated to any and all defenses, claims and setoffs which the Indemnified Party asserted or could have asserted against the third party making a claim with respect to the claimed indemnification. The Indemnified Party shall execute and deliver to the Indemnifying Party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the Indemnifying Party to assert such defenses, claims and setoffs.

         SECTION 11.04. Exclusivity. Except as specifically set forth in this Agreement, and except for claims sounding in fraud or seeking specific performance, effective as of the Closing each party waives any rights and claims such party may have against the other party, whether in law or in equity, relating to the Stores or the Purchased Assets or the transactions contemplated hereby. The rights and claims waived by each party include, without limitation, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, except for claims sounding in fraud or seeking specific performance, Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the foregoing, except as expressly provided in this Agreement, each party hereby waives all rights for contribution or any other rights of recovery with respect to any Damages arising under or related to Environmental Laws that it might have by statute or otherwise against the other party.



                                   ARTICLE 12
                                   TERMINATION

         SECTION 12.01.  Grounds for Termination.   This Agreement may be
terminated at any time prior to the Closing:

          (a)   by mutual written agreement of Seller and Buyer;

          (b) by either Seller or Buyer if the Closing shall not have been consummated on or before December 15, 1997; or

          (c) by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

         The party desiring to terminate this Agreement pursuant to clauses 12.01(b) or 12.01(c) shall give notice of such termination to the other party.

         SECTION 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01, 13.03,
13.05 and 13.06 shall survive any termination hereof pursuant to Section 12.01.



                                   ARTICLE 13
                                  MISCELLANEOUS

     SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronically confirmed facsimile transmission) and shall be given,

         if to Seller or to CVS, to:

                  CVS Revco D.S., Inc. or CVS Corporation
                  One CVS Drive
                  Woonsocket, Rhode Island 02895
                  Attention: Zenon P. Lankowsky, Esq.
                  Fax: 401-765-7887

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention: Louis Goldberg, Esq.
                  Fax: (212) 450-4800
         if to Buyer or to Fred's, to:

                  Fred's Stores of Tennessee, Inc. or Fred's Inc.
                  4300 New Getwell Rd.
                  Memphis, TN 38118
                  Attention: Edwin C. Boothe
                  Fax: (901) 365-6815

                  with a copy to:

                  Fred's Stores of Tennessee, Inc. or Fred's Inc.
                  4300 New Getwell Road
                  Memphis, TN 38118
                  Attention:  Charles Vail, Esq.
                  Fax: (901) 366-6772

                  and a copy to:

                  Waring Cox, PLC
                  50 North Front Street
                  Suite 1300
                  Memphis, TN 38103
                  Attention: Sam D. Chafetz, Esq.
                  Fax: (901) 543-8036

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 13.02. Amendments and Waivers. (a) Any provision of this Agreement (including any Exhibit or Schedule hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as provided in Article 11, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 13.03. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

     SECTION 13.05. Governing Law. Agreement shall be governed by and construed in accordance with the law of the State of Tennessee, without regard to the conflicts of law rules of such state.

         SECTION 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Western District of Tennessee or any other Tennessee State court sitting in Shelby County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

         SECTION 13.07. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 13.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representations or warranties have been by the parties except as set forth herein.

         SECTION 13.09. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller and its Affiliates with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

     SECTION 13.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 13.11. CVS Corporation Guaranty. CVS hereby unconditionally guarantees (the "CVS Guaranty") to Buyer and its Affiliates (collectively, the "Buyer Guaranteed Parties") that the indemnity obligations of Seller under
Article 11 shall be promptly performed and complied with in full when due in accordance with the terms thereof. Upon failure by Seller to make the payments required to be made by it under Article 11, for whatever reason, CVS shall forthwith pay, within two business days of demand, the amount of the payments not so made, by wire transfer to the account of Buyer designated to CVS in writing for such purpose. Demand for payment hereunder shall be made in writing signed by a duly authorized officer of any Buyer Guaranteed Party and be given to CVS at the address and in the manner set forth in Section 13.01. CVS hereby agrees that its obligations under this Section 13.11 shall be unconditional, irrevocable and absolute and, without limiting the foregoing, shall not be released, discharged or otherwise affected by, the invalidity, irregularity or unenforceability of any provision of this Agreement, the absence of any action to enforce the same, any provision of applicable law or regulation purporting to prohibit the performance by Seller of its obligations under Article 11, any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Seller under any provision of this Agreement (except in conformity therewith), any modification or amendment of or supplement to this Agreement (except in conformity therewith), any change in the corporate existence, structure or ownership of Seller or CVS, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or CVS or its assets or any resulting release or discharge of any obligation under this Agreement, any waiver or consent by any Buyer Guaranteed Party with respect to any provisions of this Agreement, the recovery of any judgment against Seller or any action to enforce the same, the existence of any claim, set-off or other rights which Seller may have at any time against any Buyer Guaranteed Party, whether in connection herewith or with any unrelated transaction (provided that nothing herein shall prevent the assertion of any such claim, set-off or other rights by separate suit or counterclaim), or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Seller. CVS hereby waives diligence, presentment, demand of payment (other than the demand referred to above), or filing of claims with a court in the event of insolvency or bankruptcy of Seller, any right to require a proceeding first against Seller, protest, notice and all demands (other than the demand referred to above) whatsoever and covenants that this CVS Guaranty will not be discharged except by complete performance of the obligations of Seller under
Article 11 or of this CVS Guaranty. If any Buyer Guaranteed Party is required by any court or otherwise to return to CVS or Seller, or any receiver, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors acting in relation to CVS or Seller, any amount paid by CVS or Seller to such Buyer Guaranteed Party, this CVS Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect. CVS hereby confirms its right of subrogation in relation to the Buyer Guaranteed Parties in respect of any obligations guaranteed hereby, but agrees to delay the enforceability of such right until all obligations of Seller under Article 11 have been satisfied. hereby makes to Buyer as of the date hereof and as of the Closing Date the representations and warranties as to CVS set forth in Sections 3.01 through 3.04.

         SECTION 13.12. Fred's Inc Guaranty. Fred's hereby unconditionally guarantees (the "Fred's Guaranty") to Seller and its Affiliates (collectively, the "Seller Guaranteed Parties") that the indemnity obligations of Buyer under
Article 11 as to Assumed Liabilities referred to in 2.03(a) (the "Lease Obligations") shall be promptly performed and complied with in full when due in accordance with the terms thereof. Upon failure by Buyer to make the payments required to be made by it under Article 11 as to any Lease Obligation, for whatever reason, Fred's shall forthwith pay, within two business days of demand, the amount of the payments not so made, by wire transfer to the account of the appropriate landlord under the applicable Store Lease designated to Fred's in writing for such purpose (or to Seller or its Affiliate so designated in reimbursement of it for such payments already made to such landlord). Demand for payment hereunder shall be made in writing signed by a duly authorized officer of any Seller Guaranteed Party and be given to Fred's at the address and in the manner set forth in Section 13.01. Fred's hereby agrees that its obligations under this Section 13.12 shall be unconditional, irrevocable and absolute and, without limiting the foregoing, shall not be released, discharged or otherwise affected by, the invalidity, irregularity or unenforceability of any provision of this Agreement or any Store Lease, the absence of any action to enforce the same, any provision of applicable law or regulation purporting to prohibit the performance by Buyer of its obligations under Article 11 as to any Lease Obligation or under any Store Lease, any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Buyer under any provision of this Agreement or any Store Lease (except in conformity therewith), any modification or amendment of or supplement to this Agreement or any Store Lease (except in conformity therewith), any change in the corporate existence, structure or ownership of Buyer or Fred's, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Fred's or its assets or any resulting release or discharge of any obligation under this Agreement or any Store Lease, any waiver or consent by any Seller Guaranteed Party with respect to any provisions of this Agreement or any Store

Lease, the recovery of any judgment against Buyer or any action to enforce the same, the existence of any claim, set-off or other rights which Buyer may have at any time against any Seller Guaranteed Party, whether in connection herewith or with any unrelated transaction (provided that nothing herein shall prevent the assertion of any such claim, set-off or other rights by separate suit or counterclaim), or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Buyer. Fred's hereby waives diligence, presentment, demand of payment (other than the demand referred to above), or filing of claims with a court in the event of insolvency or bankruptcy of Buyer, any right to require a proceeding first against Buyer, protest, notice and all demands (other than the demand referred to above) whatsoever and covenants that this Fred's Guaranty will not be discharged except by complete performance of the obligations of Buyer under Article 11 as to Lease Obligations or of this Fred's Guaranty. If any Seller Guaranteed Party is required by any court or otherwise to return to Fred's or Buyer, or any receiver, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors acting in relation to Fred's or Buyer, any amount paid by Fred's or Buyer to such Seller Guaranteed Party, this Fred's Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect. Fred's hereby confirms its right of subrogation in relation to the Seller Guaranteed Parties in respect of any obligations guaranteed hereby, but agrees to delay the enforceability of such right until all obligations of Buyer under Article 11 as to Lease Obligations have been satisfied. as of the date hereof and as of the Closing Date the representations and warranties as to Fred's set forth in Sections 4.01 through 4.04.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              CVS REVCO D.S., INC.



                                        By:       /s/ Thomas M. Ryan

                                           Name:    Thomas M. Ryan
                                           Title:   Vice Chairman and Chief
                                                      Operating Officer




                                        CVS CORPORATION (as to Section
                                        13.11only)

                                        By:       /s/ Thomas M. Ryan

                                           Name:    Thomas M. Ryan
                                           Title:  Vice Chairman and  Chief
                                                   Operating Officer


                                        FRED'S STORES OF TENNESSEE, INC.


                                        By:       /s/ Edwin C. Boothe

                                           Name: Edwin C. Boothe
                                           Title:   Vice President

                                        FRED'S, INC. (as to Section 13.12 only)


                                        By:       /s/ Edwin C. Boothe

                                           Name:    Edwin C. Boothe
                                           Title:   Executive Vice President
                                                    Store/Pharmacy Operations





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